Exhibit 99.1

JOINT FILING AGREEMENT

     In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock of Lexon Technologies, Inc. and further agree that this Joint Filing  Agreement be included as an Exhibit to such joint filings.  In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this 1st day of December, 2011.

Liveplex Co., Ltd.

By:	/s/ Byung Jin Kim
Name: Byung Jin Kim
Title: CEO

Byung Jin Kim

By:	/s/ Byung Jin Kim
Name: Byung Jin Kim

[Signature Page of Joint Filing Agreement to Schedule 13D]